Exhibit (h)(5)
CLASS ACTION AND FAIR FUND SERVICES AGREEMENT

THIS COMPLIANCE SERVICES AGREEMENT (“Agreement”), made the 12th day of January, 2012, by and between CFS CONSULTING SERVICES, LLC (“CFS”), a Texas limited liability company having its principal place of business in Houston, Texas, and STEWARD FUNDS, INC. (“SFI”) and CAPSTONE SERIES FUND, INC. (“CSFI”), each a Maryland corporation having its principal place of business in Houston, Texas (SFI and CSFI are “Companies” herein), The Companies adopt this Amended Class Action and Fair Fund Services Agreement on behalf of their series listed on Schedule A hereto (each a "Fund”).

W I T N E S S E T H

WHEREAS, the Companies and the Funds are each engaged in business as management investment companies and are registered as such under the Investment Company Act of 1940 ("Act"); and

WHEREAS, the Companies and the Funds invest in securities of companies that may be involved in possible violations of federal and/or state securities laws, abuses of management responsibilities, breaches of fiduciary duties and/or other corporate conduct affecting the companies’ securities that could give rise to claims for damages by a Fund through class action litigation (“Class Action”); and

WHEREAS, CFS has, with the approval of the Companies’ Boards of Directors (“Board”), shall enter into a new agreement with Robbins Geller Rudman & Dowd LLP (formerly, Lerach, Coughlin Stoia Geller Rudman & Robbins LLP) (hereinafter, “RGRD”) under which RGRD will monitor the Funds’securities portfolios to identify whether a Fund may have a potential claim for damages that may be pursued via a Class Action; and

WHEREAS, the Securities and Exchange Commission from time to time may order that amounts received as disgorgement and penalties and certain donations be deposited in a “Fair Fund” to be used for the benefit of investors harmed by violations that are the subject of agency proceedings, as described in 15 U.S.C. 7246 and rules thereunder; and

WHEREAS, CAMCO performed the services and received the fees described herein pursuant to resolutions unanimously adopted by the Board at a meeting held February 17, 2009, which services and fees were regularly reviewed by the Board; and

WHEREAS, the Board originally approved this Agreement effective February 25, 2011 in order to document the arrangement for such services and fees, as provided herein, and to ratify and confirm all such services provided by CAMCO and fees paid to CAMCO prior to February 25, 2011 pursuant to such resolutions; and

WHEREAS, the Board now wishes to substitute CFS CONSULTING SERVICES, LLC for CAMCO as a party hereto;

NOW THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1.
Employment of CFS. The Companies hereby employ CFS to perform the duties set forth in Paragraphs 2 and 3 below for the period and on the terms set forth in this Agreement. CFS hereby accepts such employment and agrees during such period to render the services set forth in this Agreement for the compensation herein provided. CFS shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent the Companies or the Funds in any way or otherwise be deemed an agent of the Companies or the Funds.

2.
Duties of CFS with respect to Class Actions. With respect to Class Actions, CFS undertakes to provide the following services and to assume the following obligations, subject to the supervision of the Funds’ Chief Compliance Officer and the overall direction of the Board and officers of each Company:

(a)	To review all Class Action materials received by CFS to determine whether they may involve a potential claim by a Fund and to determine whether a Fund shall participate in any such Class Action;

(b)
To monitor, and maintain logs regarding, the status of each potential and actual Class Action involving a potential or actual claim by a Fund, including the role, if any of CFS or a Fund in such Class Action;

(c)	To assist RGRD in obtaining information or documentation needed to file a claim in a Class Action or to obtain a recovery from settlement of a Class Action.

(d)
To keep a log of confirmed amounts of recovery due to a Fund, as notified to CFS by RGRD, subject to RGRD’s service fee, and to assure that such recoveries are received and are reported to persons responsible for properly reflecting such recoveries in a Fund’s records;

(e)	To report to the Board, at its regular meetings and as may otherwise be requested by the Board, regarding the status of Class Actions affecting the Funds;

(f)
To maintain in accordance with applicable recordkeeping rules, and make available for inspection by Fund management or regulatory organizations: (1) copies of Class Action claim submissions and other filings; (2) copies of materials provided to the Board pursuant to paragraph 2(e) above; and (3) documentation relating to Class Action recoveries and the allocation of such recoveries.

3.
Duties of CFS with respect to Fair Funds.  With respect to Fair Funds, CFS undertakes to provide the following services and to assume the following obligations, subject to the supervision of the Funds’ Chief Compliance Officer and the overall direction of the Board and officers of each Company:

(a)	To review all Fair Fund materials received by CFS to determine whether they may involve a potential claim by a Fund;

(b)	To identify and analyze potential claims by a Fund for amounts from a Fair Fund;

(c)	To monitor, and maintain logs regarding, the status of each potential and each filed claim by a Fund with respect to a Fair Fund;

(d)	To obtain, prepare and submit the documentation required to file a claim and to obtain recovery from a Fair Fund;

(e)
To monitor the status of Fair Fund claims and any amounts determined to be recoverable by a Fund from a Fair Fund and to assure that recoveries are received and reported to persons responsible for properly reflecting such recoveries in a Fund’s records;

(f)	To report to the Board, at its regular meetings and as may otherwise be requested by the Board, regarding the status of Fair Funds claims affecting the Funds;

(g)
To maintain in accordance with applicable recordkeeping rules, and make available for inspection by Fund management or regulatory organizations: (1) copies of Fair Funds claim submissions and other filings; (2) copies of materials provided to the Board pursuant to paragraph 3(f) above; and (3) documentation relating to Fair Fund recoveries and the allocation of such recoveries.

4.	Expenses assumed by CFS

CFS assumes and shall pay for maintaining the staff and personnel and shall at its own expense provide the equipment (other than equipment used in connection with the Funds' custodial system), office space and facilities necessary to perform its obligations under this Agreement.

5.
Compensation. As compensation for the services rendered, the facilities furnished and the expenses assumed by CFS hereunder, each Fund shall pay to CFS the following fees calculated on the amounts received by a Fund:  3% of amounts received by the Fund in a Class Action, after deduction of any fees by RGRD; 6% of amounts received by the Fund from a Fair Fund.  Such fees to CFS shall be deducted from amounts received by a Fund at the time they are received by the Fund and shall be immediately paid to CFS.

6.
Liabilities of CFS. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of CFS, CFS shall not be liable to a Company, a Fund, or to any shareholder of a Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in connection with the services provided by CFS hereunder.

7.	Termination.

This Agreement may be terminated with respect to one or more Funds without the payment of any penalty (i) by a Company on 60 days' notice to CFS and (ii) by CFS on 90 days' written notice to the applicable Company or Companies; provided that CFS shall be paid fees described herein with respect to any recoveries for which completed claims were filed by CFS prior to such notice of termination of this Agreement.

8.
Amendments; Addition of Funds. This Agreement may be amended by written agreement between the parties at any time provided such amendment is authorized or approved by the Board and in accordance with any applicable regulatory requirements.  A Fund may be added to Schedule A hereto at any time provided such addition is approved by the Board.

9.
Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to CFS:

CFS Consulting Services, LLC
3700 West Sam Houston Parkway South #250
Houston, Texas 77042
If to a Company, as applicable:
Steward Funds, Inc.
3700 West Sam Houston Parkway South #250
Houston, Texas 77042

Capstone Series Fund, Inc.
3700 West Sam Houston Parkway South #250
Houston, Texas 77042

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 9.

10.
Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

11.
Headings. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof.

12.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

13.
Governing Law. This Agreement shall be subject to the laws of the State of Texas, and shall be interpreted and construed to further and promote the operation of the Companies, including each Fund, as a diversified open-end management company.

14.
Ratification of Prior Services and Fees.  All services performed by CFS and fees received by CFS in accordance with resolutions adopted by the Board at its meeting held February 17, 2009, which resolutions are included as Attachment 1 hereto, be, and they hereby are, ratified confirmed and approved.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

STEWARD FUNDS, INC.

By /s/ Edward L. Jaroski

Name: Edward L. Jaroski
Title: President

CAPSTONE SERIES FUND, INC.

By /s/ Edward L. Jaroski

Name: Edward L. Jaroski
Title: President

CFS CONSULTING SERVICES. LLC

By /s/ Edward L. Jaroski
Name: Edward L. Jaroski
Title: President

SCHEDULE A

1.  The following series of Steward Funds, Inc. are Funds under this Class Action and Fair Funds Services Agreement:

Steward Large Cap Enhanced Index Fund
Steward Global Equity Income Fund
Steward International Enhanced Index Fund
Steward Select Bond Fund

2. The following series of Capstone Series Fund, Inc. is a Fund under this Class Action and Fair Funds Services Agreement:

Steward Small-Mid Cap Enhanced Index Fund

Attachment 1

The following resolutions were unanimously adopted by the Board of Directors/Trustees of the Capstone Funds at its meeting held February 17, 2009:

RESOLVED, that, for its services in connection with the preparation and submission of claims on behalf of the Capstone Funds in connection with class action lawsuits, Capstone Asset Management Company (“CAMCO”) shall be paid a fee equal to 3% of amounts paid to the Capstone Funds in settlement or other resolution of such lawsuits; and it was

RESOLVED, that, for its services in connection with the preparation and submission of claims on behalf of the Capstone Funds in connection with Fair Fund distributions by the Securities and Exchange Commission, CAMCO shall be paid a fee equal to 6% of amounts paid to the Capstone Funds in such Fair Fund distributions; and it was

FURTHER RESOLVED, that such rates of fees payable to CAMCO on amounts paid to the Capstone Funds in settlement or other resolution of class action lawsuits and on amounts paid to the Capstone Funds in Fair Fund distributions shall be retroactive to January 1, 2009 so that they shall apply to amounts paid to the Capstone Funds on or after January 1, 2009 even with respect to claims submitted during calendar year 2008.